Exhibit 10.3

EMPLOYMENT AGREEMENT BETWEEN

VINCE PUGLIESE AND C-BOND SYSTEMS, Inc

Parties
Submitted by:	C- Bond Systems, Inc
6035 South Loop East
Houston, TX 77033
(Phone) 832-649-5658

Submitted to:	Vince Pugliese

Agreement.

Vince Pugliese has agreed to serve as President and Chief Operating Officer (COO) for C-Bond Systems, Inc (C-Bond or Company) and has executed a nondisclosure and confidentiality agreement with C-Bond Systems pertaining to and covering all of its patent, copyright, trademark and/or other Intellectual Property Rights (IP), past, present, and “future”.

Company desires to have Mr. Pugliese serve and represent the company as its President and Chief Operating Officer subject to the terms and conditions herein:

Duties/Obligations.

Mr. Pugliese will serve as President and Chief Operating Officer (COO) of C-Bond Systems reporting to the company CEO and devoting best efforts to develop, distribute and promote the company, its affiliates and its products.

Mr. Pugliese may not engage in any other full time business without the prior consent of the Company. Mr. Pugliese may provide part time services to third parties provided it does not conflict with the company or its affiliates business.

This agreement shall begin on the effective date and end on the earlier of the third anniversary or by termination according to the clause below. All unvested stock will expire upon termination unless termination is with cause for incapacity for physical or mental illness, without cause or change of control as defined herein.

EFFECTIVE DATE.

This agreement shall be effective on March 1, 2019 (“Effective Date”).

Compensation and Benefits

Mr. Pugliese will be paid a base salary of $240,000 per year and receive payment on the 15th and 30th calendar day of each month. The base salary will increase a minimum of 5-10% on each anniversary date contingent on objectives set by the CEO and Board approval. This increase shall not be automatic but rather must be confirmed in writing by the CEO.

Mr. Pugliese will be entitled an annual bonus payment in an amount determined by the CEO and approved by the Board with a target of 50-100% annual salary.

Mr. Pugliese will be entitled an annual stock grant in an amount determined by the Board.

Mr. Pugliese will be entitled to 4 week paid vacation annually and follow holiday and sick level policies of the company.

Mr. Pugliese will be reimbursed all necessary and reasonable travel, entertainment and other business expenses incurred in performance of duties of the executive.

Mr. Pugliese will be entitled to participate in company health, life insurance, long and short term disability, dental, retirement and medical programs no less than those provided to other executives of the company or its affiliates.

Company will arrange housing for period of this agreement. A relocation package will be provided pending determination of the company location.

C-Bond Systems may provide Mr. Pugliese Company owned equipment included but not limited to computer, cell phone and vehicle. These items will be property of C-Bond and will be returned to C-Bond Systems when this agreement is terminated.

Under no circumstances will Mr. Pugliese have any ownership rights or control over C-Bond Systems IP or patents.

Termination

Termination of Employment. Mr. Pugliese’s employment hereunder may be terminated under the following circumstances:

Definition of Cause

●	a material violation of any material written rule or policy of the Company, a copy of which has been provided to Mr. Pugliese, and which Mr. Pugliese fails to correct within 10 days after Mr. Pugliese receives written notice from the Board of such violation;

●	misconduct to the material and demonstrable detriment of the Company;

●	conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony;

●	Mr. Pugliese’s continued and ongoing gross negligence in the performance of duties and responsibilities to the Company as described in this Agreement; or

●	Mr. Pugliese’s material failure to perform duties and responsibilities to the Company as described in this Agreement (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness as determined by a doctor appointed by the Board or any such failure subsequent to the Executive being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company), in either case after written notice.

Definition of Good Reason

●	Mr. Pugliese no longer being the President and Chief Operating Officer of the Company or duties are reduced;

●	a reduction in current Base Salary, other than as part of an across-the-board reduction in salaries of management personnel (including all vice presidents and positions above) of less than 20%; Mr. Pugliese is currently receiving a portion of his Base Salary as deferred compensation. Deferred Compensation, for purposes of this agreement, will not qualify as a reduction in current Base Salary

●	at any time following a Change of Control (as defined herein), a material diminution by the Company of compensation and benefits (taken as a whole) provided to the Executive as compared to immediately prior to a Change of Control;

●	any other material breach by the Company of any of the terms and conditions of this Agreement which the Company fails to correct within 10 days after the Company receives written notice from Executive of such violation.

Termination by the Company

The Company may terminate Mr. Pugliese’s employment hereunder at any time, with or without Cause, subject to the terms and conditions herein.

●	For Cause. In the event that the Company terminates the employment hereunder with Cause, then in such event:

(A)	the Company shall pay any unpaid accrued and deferred base salary, commissions and expense reimbursements, and any unreimbursed expenses incurred by Mr. Pugliese in each case through the termination date, and each of which shall be paid (in cash and/or stock as mutually agreed between the Parties) within 10 days following the termination date; and

(B)	all of the Parties’ rights and obligations hereunder shall thereafter cease, other than such rights or obligations which arose prior to the termination date or in connection with such termination.

(C)	all vested stock options/grants will be exercisable over a ten-year period. All unvested stock options/ grants will terminate.

●	Without Cause. In the event that the Company terminates the Term or Executive’s employment hereunder without Cause, then in such event:

(A)	Mr. Pugliese will retain and vest immediately all stock options/grants previously granted and will be exercisable over a ten year period;

(B)	the Company shall pay any benefits but not limited to accrued and deferred base salary, commissions and expense reimbursements then owed or accrued plus eighteen (18) months of the current Base Salary, and any unreimbursed expenses incurred through the termination date, and each of which shall be paid on the termination date (in cash and/or stock as mutually agreed between the Parties)

(C)	all of the Parties’ rights and obligations hereunder shall thereafter cease, other than such rights or obligations which arose prior to the termination date or in connection with such termination.

Termination by the Mr. Pugliese

Mr. Pugliese may terminate the Term or resign from employment hereunder at any time, with or without Good Reason.

●	With Good Reason. In the event that Mr. Pugliese resigns from employment hereunder with Good Reason, the Company shall pay the amounts entitled to such benefits (including but not limited to accrued and deferred base salary, commissions and expense reimbursements and without limitation retaining stock options previously granted for a period of ten years), that would have been payable to or which Mr. Pugliese would have received had the employment been terminated by the Company without Cause.

●	Without Good Reason. In the event Mr. Pugliese resigns from without Good Reason, the Company shall pay to the amounts entitled to such benefits (including but not limited to accrued and deferred base salary, commissions and expense reimbursements and without limitation retaining stock options/grants previously granted for a period of ten years), that would have been payable to or which Mr. Pugliese would have received had the employment been terminated by the Company with Cause.

Termination by Death or Disability

In the event of death or total disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) during the Term, employment shall terminate on the date of death or total disability as determined by a doctor chosen by the Board and Mr. Pugliese shall be entitled to such benefits that would have been payable or which would have received had the employment been terminated by the Company with Cause. All outstanding benefits owed including but not limited to accrued and deferred base salary, commissions and expense reimbursements and vested unexercised stock options/grant (for a period of ten years) will be transferred to Mr. Pugliese’s beneficiary and payable in cash and/or stock as mutually agreed between the company and Mr. Pugliese’s beneficiary/ estate.

Termination Determination

Any determination of Cause under this Agreement shall be made by resolution of the Company’s Board of Directors adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors (excluding Mr. Pugliese if he is a director of the Company).

Mitigation or Set Off

In no event shall Mr. Pugliese be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Mr. Pugliese under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether Mr. Pugliese obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-of, counterclaim, recoupment, defense or other right which the Company may have against Mr. Pugliese or others; provided, however, the Company shall have the right to offset the amount of any funds loaned or advanced to Mr. Pugliese and not repaid against any severance obligations the Company may have to Mr. Pugliese hereunder.

Change of Control

A “Change of Control” shall be deemed to have occurred if, after the Effective Date, (i) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition. Notwithstanding anything herein to the contrary, the issuance of additional equity from numerous sources in connection with a capital raise by the Company shall not be a Change of Control. However, if a single investor or small group of related investors acting in one or a series of transactions, provide capital so as to take control of the Company (more than 50%), it shall be a change of control. For example, if a private equity firm(s) or a strategic investor invest significant capital into the Company resulting in their equity being in excess of 50%, it shall be a change of control.

(a) If a change of control, as defined above, occurs during the term of this Agreement, all unvested stock options/grants of the Executive shall vest in full, and Mr. Pugliese shall be paid a change of control payment equal to two times his current minimum Base Salary upon the closing of the Change of Control transaction;

(b) Upon the closing of a Change of Control event and the payment referenced in the prior paragraph, this Employment Agreement shall terminate

Non-Competition; Non-Interference

(a) In consideration of the numerous mutual promises contained in this Agreement, including, without limitation , those involving Confidential Information (as defined below) and in order to protect the Company’s legitimate business interests, including the business and customer goodwill and the Company’s Confidential Information, and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor of the Company, Mr. Pugliese covenants and agrees that during his employment by the Company and for a period of twenty-four (24) months after the date of Mr. Pugliese’s termination, he shall not anywhere within the State of Texas or any other state where the Company or any affiliate is doing business at the time of termination, directly or indirectly compete in any way against CBond.

(b) Mr. Pugliese agrees that, at any time during his employment by the Company and for a period of twenty-four (24) months following the date of Mr. Pugliese’s termination, he will not:

(i) Request, solicit or induce, or attempt to request, solicit or induce, any employee, consultant or independent contractor of the Company or any of its affiliates to leave or terminate his or his relationship with the Company or any of its affiliates for any reason whatsoever or hire or attempt to hire any such employee, consultant or contractor of the Company or any of its affiliates. Or;

(ii) Interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or any of its affiliates and any customer, supplier, lessor, lessee, employee, subcontractor or other employee of the Company or any of its affiliates or in any way encourage them to terminate or otherwise alter their relationship with the Company or its affiliate.

Non-Disclosure of Confidential Information

Mr. Pugliese and the Company acknowledge and agree that the Company will provide and Mr. Pugliese will receive and have access to new and developing Confidential Information during the term of his employment under this Agreement. For purposes hereof, “Confidential Information” is any formula, pattern, patent, IP, device or compilation of information which is used in the Company’s business, and which gives the Company an opportunity to obtain an advantage over competitors who do not know or use it and includes, but is not limited to, proprietary technology, operating procedures and methods of operations, financial statements and other financial information, trade secrets, market studies and forecasts, competitive analyses, target markets, advertising techniques, pricing policies and information, the substance of agreements with customers, subcontractors and others, marketing and similar arrangements, servicing and training programs and arrangements, customer and subcontractor lists, customer profiles, customer preferences, other trade secrets and any other documents embodying confidential and proprietary information. Mr. Pugliese acknowledges that sharing this Confidential Information with third parties would be detrimental to the Company and could place the Company at a competitive disadvantage. Mr. Pugliese shall not, during the term of this Agreement, or at any time thereafter, disclose directly or indirectly, to any person or entity, any Confidential Information acquired by him during the course of or as an incident to his employment hereunder. The foregoing restrictions and obligations under this Section:

(a) shall not apply to:

(i) any Confidential Information that is or becomes generally available to the public other than as a result of a disclosure by Mr. Pugliese that Mr. Pugliese has no reason to believe resulted from an unauthorized disclosure,

(ii) any information obtained by Mr. Pugliese from a third party which Mr. Pugliese has no reason to believe is violating any obligation of confidentiality to the Company, or

(iii) any information Mr. Pugliese is required by law to disclose. In the event that Mr. Pugliese is requested in any proceeding to disclose any Confidential Information, Mr. Pugliese agrees to give the Company prompt written notice of such request and the documents requested thereby so that the Company may seek an appropriate protective order. It is further agreed that if, in the absence of a protective order, Mr. Pugliese is nonetheless compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, Mr. Pugliese may disclose such information to such tribunal without liability hereunder; provided, however, that Mr. Pugliese must give the Company written notice of the information to be disclosed (including copies of the relevant portions of the relevant documents) as far in advance of its disclosure as is practicable, use all reasonable efforts to limit any such disclosure to the precise terms of such requirement and use all reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information.

(a) All Confidential Information and documents relating to the Company as described above shall be the exclusive property of the Company, and Mr. Pugliese shall use his efforts to prevent any publication or disclosure thereof. Upon termination of Mr. Pugliese’s employment with the Company (for whatever reason) or upon the request of the Company, all documents, records, reports, writings and other similar documents containing confidential information, including written or electronic copies thereof, then in Mr. Pugliese’s possession or control shall be immediately returned to the Company.

Remedies

(a) Mr. Pugliese acknowledges that the foregoing covenants are reasonable and necessary to protect the Business, existing, developing and new confidential and proprietary information and existing, developing and new goodwill of the Company and its affiliates. It is the express intention of the parties hereto to comply with all laws that may be applicable in this agreement. It is the express intention of the Company to restrict Mr. Pugliese’s activities only to the extent necessary to protect the legitimate business interests of the Company and its subsidiaries. Mr. Pugliese acknowledges and agrees that the time, geographic, and other restrictions in this agreement are only as broad as reasonably necessary to protect the Confidential Information and goodwill of the Company, that such restrictions have been tailored to protect the interests of the Company and its subsidiaries and of the public without imposing undue hardship on Mr. Pugliese. Nevertheless, should any restriction contained in this agreement be found to exceed in time, scope or space the restriction permitted by Law, it is expressly agreed that the covenants contained in this agreement as applicable, shall be reformed or modified by the final judgment of a court of competent jurisdiction to reflect enforceable duration, scope and space.

(b) Mr. Pugliese recognizes that his breach of any of the provisions of this agreement would result in serious harm and irreparable damage to the Company for which monetary damages might not be an adequate remedy and that the amount of such damages may be difficult to determine. Therefore, if Mr. Pugliese breaches any provision in this agreement, then the Company shall be entitled to injunctive relief. The rights and remedies provided in this Agreement are cumulative in nature and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

Amendment or Alteration

No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

Governing Law

This Agreement shall be governed in all respects by the laws of the State of Texas, without application of the conflict of laws principles thereof.

Arbitration

Any controversy, claim or dispute arising out of or relating to this Agreement or Mr. Pugliese’s employment by the Company, including, but not limited to, common law and statutory claims for discrimination, wrongful discharge, and unpaid wages, shall be resolved by arbitration in Houston, Texas pursuant to then-prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall be conducted by three arbitrators, with one arbitrator selected by each Party and the third arbitrator selected by the two arbitrators so selected by the Parties. The arbitrators shall be bound to follow the applicable Agreement provisions in adjudicating the dispute. It is agreed by both Parties that the arbitrators’ decision is final, and that no Party may take any action, judicial or administrative, to overturn such decision. The judgment rendered by the arbitrators may be entered in the Selected Courts. Each Party will pay its own expenses of arbitration and the expenses of the arbitrators will be equally shared provided that, if in the opinion of the arbitrators any claim, defense, or argument raised in the arbitration was unreasonable, the arbitrators may assess all or part of the expenses of the other Party (including reasonable attorneys’ fees) and of the arbitrators as the arbitrators deem appropriate. The arbitrators may not award either Party punitive or consequential damages.

Indemnification

During the Term, Mr. Pugliese shall be entitled to indemnification and insurance coverage for directors’ and officers’ liability, fiduciary liability and other liabilities arising out of Mr. Pugliese’s position with the Company in any capacity, in an amount not less than the highest amount available to any other senior level member or member of the Board and to the full extent provided by the Company’ s certificate of incorporation or by-laws, and such coverage and protections, with respect to the various liabilities as to which Mr. Pugliese has been customarily indemnified prior to termination of employment, shall continue for at least six years following termination. Any indemnification agreement entered into between the Company and Mr. Pugliese shall continue in full force and effect in accordance with its terms following the termination of this Agreement.

Severability

If any one or more of the provisions, or portions of any provision, of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or parts hereof shall not in any way be affected or impaired thereby.

Notices

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, or by registered or certified mail, return receipt requested, postage prepaid, or by email with return receipt requested and received or nationally recognized overnight courier service, addressed as set forth below or to such other address as either Party shall have furnished to the other in writing in accordance herewith. All notices, requests, demands and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when delivered by courier or overnight mail, if delivered by commercial courier service or overnight mail, and (iii) on receipt of confirmed delivery, if sent by email.

Waiver or Breach.

It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party. No waiver shall be valid unless in writing.

Entire Agreement

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and, except as otherwise specifically provided herein, shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives. This Agreement may be changed only by a written document signed by the Executive and the Company.

Assignment

This Agreement may not be assigned by either Party without the express prior written consent of the other Party hereto, except that the Company (i) may assign this Agreement to any subsidiary or affiliate of the Company, provided that no such assignment shall relieve the Company of its obligations hereunder without the written consent of Mr. Pugliese, and (ii) will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Parties.

No Third-Party Rights

Except as expressly provided in this Agreement, this Agreement is intended solely for the benefit of the Parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the Parties hereto.

Headings

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Counterparts and Electronic Transmission

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The signature of any party to this Agreement which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

Reviewing of the Agreement

Mr. Pugliese acknowledges that he (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) is voluntarily entering into this Agreement and (c) has not relied upon any representation or statement made by the Company (or its affiliates, equity holders, agents, representatives, employees and attorneys) with regard to the subject matter or effect of this Agreement.

Signing on this document establishes the agreement for the date shown on the document.

Dated this day –the 27th day of March, 2019.

/s/ Vince Pugliese	/s/ Scott R. Silverman
Vince Pugliese	Scott R. Silverman
C-Bond Systems, Inc.